Exhibit 10.1

BIOSEARCH ITALIA, S.P.A.

AND

GENOME THERAPEUTICS CORPORATION

LICENSE AND SUPPLY AGREEMENT

         THIS LICENSE AND SUPPLY AGREEMENT (the “Agreement”) is made effective as of the 8th day of October, 2001 (the “Effective Date”) by and between GENOME THERAPEUTICS CORPORATION a Massachussetts corporation having its principal place of business at 100 Beaver Street, Waltham, MA 02453, USA (“GENE”) and BIOSEARCH ITALIA, S.p.A. an Italian corporation with its principal place of business at via R. Lepetit, 34, 21040 Gerenzano, Italy (“Biosearch”). GENE and Biosearch are sometimes referred to herein individually as a “Party”and collectively as the “Parties.”

RECITALS

         A. Biosearch is a pharmaceutical company interested in the identification and development of naturally produced compounds for the treatment of infectious diseases, and the commercialization of products based upon such compounds.

         B. Biosearch discovered and is developing a proprietary compound, Ramoplanin, and is currently conducting clinical trials in the U.S. of an oral formulation of Ramoplanin for the prevention of infectious diseases in patients carrying Vancomycin-resistant Enterococci (“VRE”) and at risk of infection following chemotherapy or transplantation, with a view to registering a new pharmaceutical product for worldwide marketing under its trademark(s) and trade name(s).

         C. On May 8, 1998 Biosearch had entered into an agreement with IntraBiotics Pharmaceuticals, Inc., to permit the latter to develop and commercialize in the United States and Canada, formulations other than parenteral formulations of Ramoplanin.

         D. Following a decision by IntraBiotics to discontinue the development activities of Licensed Products (as defined herein), an amendment to the agreement mentioned under C. above was entered into, effective June 1, 2001, whereby Biosearch agreed to reacquire from IntraBiotics all rights in and to licensed Ramoplanin formulations (other than, for a given period, [*] ), after a Transition Period ending August 31, 2001. From this date until the Effective Date, Biosearch has assumed responsibility for the development of Licensed Products within the Territory.

         E. IntraBiotics subsequently gave notice of termination of the agreements it had entered into with Clinical Research Organizations (CROs) and Vendors engaged in the clinical trial activity and transferred to Biosearch the IND application for Ramoplanin, effective July 22, 2001.

         F. Pursuant to the above mentioned amendment, all rights in and to the [*] of Ramoplanin shall revert to Biosearch effective April 1, 2002 if IntraBiotics does not commence clinical development activity with respect to at least one topical product by March 31, 2002.

         G. GENE is a biotechnology company interested in the development of products useful for the treatment of infectious diseases or conditions, and is interested in completing the development activities mentioned above and commercializing oral formulations of Ramoplanin for the treatment or prevention of infectious diseases and conditions in the United States and Canada (including the territories and possessions of each such country).

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[*] Confidential Treatment has been requested for the marked portions.

ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

         1.1  “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Biosearch or GENE.

         1.2  “Biosearch Know-how” means Information which (i) Biosearch is required to disclose to GENE under this Agreement and (ii) is within the Control of Biosearch. Notwithstanding anything herein to the contrary, Biosearch Know-how shall exclude Biosearch Patents.

         1.3  “Biosearch Patent” means a Patent which covers, or is used or useful in, the manufacture of Bulk Licensed Compound or the discovery, evaluation, manufacture, use, sale, offer for sale and/or importation of Licensed Products within the Field, which Patent is owned or Controlled by Biosearch, including, without limitation, Biosearch’s interest in any Joint Patents.

         1.4  “Bulk Licensed Compound” means the bulk form of the Licensed Compound meeting the Specifications and used to manufacture Licensed Products under this Agreement.

         1.5  “Clinical Materials” shall mean supplies of Licensed Product as well as supplies of placebo, packaged and labelled and in compliance with regulatory requirements for purposes of completing clinical trials as part of Development of the Licensed Product in the Territory.

         1.6  “Commercialization” shall mean all activities undertaken by GENE relating to the manufacture and sale of Licensed Product in the Territory, including advertising, education, marketing, distribution and post-approval product support clinical studies conducted after Regulatory Approval of a Licensed Product for a particular indication.

         1.7  “Convertible Note” means a convertible promissory note issued by GENE in the form attached hereto as Exhibit I.

         1.8  “Control” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

         1.9  “Cost of Goods Sold” means the aggregate of the cost to Biosearch of Bulk Licensed Compound, transportation of Bulk Licensed Compound between any Biosearch supplier and Biosearch (including transit insurance), quality control testing, material management, and storage and handling, including direct labor (salaries, wages and employee benefits) and facilities expenses reasonably incurred in connection with the above.

         1.10 “Development” means all activities relating to obtaining Regulatory Approval of a Licensed Product, Licensed Product delivery systems and new indications thereof and all activities relating to developing the ability to manufacture the same.

         1.11 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug in a regulatory jurisdiction.

         1.12 “Excluded Formulations” means, except as it may be included as a formulation hereunder pursuant to Section 3.2 and 3.3 below, the formulations of the Licensed Compound suitable solely for (i) [*] of the Licensed Compound, and (ii) [*] use.

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[*] Confidential Treatment has been requested for the marked portions.

         1.13 “Field” means the treatment or prevention of any human disease.

         1.14 “GENE Know-how” means Information which (i) GENE is required to disclose to Biosearch under this Agreement and (ii) is within the Control of GENE. Notwithstanding anything herein to the contrary, GENE Know-how shall exclude GENE Patents.

         1.15 “GENE Patent” means a Patent which covers the manufacture, use, sale, offer for sale and/or import of Licensed Products within the Field, which Patent is owned or Controlled by GENE.

         1.16 “IND” (or “InvestigationaI New Drug Application”) means an application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder to the United States Food and Drug Administration (the “FDA”), or the equivalent application to the equivalent agency in jurisdictions outside the United States, the filing of which is necessary to commence clinical testing of Licensed Products in humans.

         1.17 “Information” means (i) techniques and data within the Field relating to Bulk Licensed Compound or Licensed Products, including inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical. and quality control data or descriptions and (ii) compounds, compositions of matter, assays and biological materials within the Field.

         1.18 “Joint Patent” shall have the meaning set forth in Section 10.3.

         1.19 “Know-how” means Biosearch Know-how and/or GENE Know-how.

         1.20 “Licensed Compound” means the compound known as Ramoplanin, as described in IND No. 56341.

         1.21 “Licensed Product” means any product including or incorporating any formulation of the Licensed Compound, other than Excluded Formulations.

         1.22 “NDA” means an application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder to the FDA, or the equivalent application to the equivalent agency in jurisdictions outside the United States, the filing of which is necessary to commence the commercial sale of Licensed Products.

         1.23 “Net Sales” means the amount (or net selling price) invoiced for sales of a Licensed Product in final dosage form by GENE, its Affiliates or its sublicensees to a Third Party end user, based upon the approval received from the U.S. FDA, less (i) discounts, including cash discounts, and/or rebates (including government-mandated rebates), retroactive price reductions or allowances actually allowed or granted from the billed amount, (ii) credits or allowances actually granted upon claims, rejections or returns of such Licensed Products, including recalls, (iii) freight, postage, shipping and insurance charges paid for delivery of Licensed Product, to the extent billed, and (iv) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds.

         In the event a Party is receiving royalties under this Agreement from any Licensed Product sold in the form of a combination product containing one or more active ingredients in addition to the Licensed Compound, Net Sales for such combination product will be calculated by multiplying actual Net Sales by the fraction A/(A+B) where A is the fair market value of the portion of the combination product that contains the Licensed Compound and B is the fair market value of the other active ingredients included in such combination product, as determined by market prices of such portions if separately priced and sold, or if not so priced and sold, as determined by mutual agreement of the parties. As used herein, the term “active ingredient” does not include ingredients the primary effect of which is the enhancement of drug delivery, even if such ingredients have pharmacological activity.

         1.24 “Other Licensee” means any Third Party to which Biosearch has granted a license under the Biosearch Patents and Biosearch Know-how for the development or commercialization of Licensed Products or other products containing the Licensed Compound.

         1.25 “Patent” means (i) valid and enforceable patents, re-examinations, reissues, renewals, extensions, term restorations and foreign counterparts thereof, and (ii) pending (at any time during the term of this Agreement) patent applications and foreign counterparts thereof.

         1.26 “Phase III Clinical Trials” means those trials on sufficient numbers of patients that are designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the to be prescribed dosage range, and supporting Regulatory Approval of such drug.

         1.27 “Regulatory Approval” means any approvals (including pricing and reimbursement approvals, if appropriate), product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export or sale of Licensed Products in a regulatory jurisdiction.

         1.28 “Specifications” shall have the meaning set forth in Section 7.4.

         1.29 “Supply Price” shall have the meaning set forth in Section 8.2.

         1.30 “Territory” means the United States and Canada and the territories and possessions of each of the foregoing countries.

         1.31 “Third Party” means any entity other than Biosearch or GENE or their Affiliates.

         1.32 “Transfer Price” shall have the meaning set forth in Section 7.9.

         1.33 “Valid Claim” means a claim of (a) an issued patent, which claim has not lapsed, been cancelled, or become abandoned and which claim has not been declared invalid or unenforceable by a court of competent jurisdiction in a decision from which no appeal has or can be taken, or (b) a patent application, so long as such application is being prosecuted and the claim in question has not been abandoned by the owner of the application (with the period of presumed validity of a pending application not to exceed five years in countries).

ARTICLE 2

DEVELOPMENT

         2.1  General. GENE shall be responsible for the completion of the Development of Licensed Products in the Field and in the Territory, with support from Biosearch as provided in this Agreement. Development of products including the Licensed Compound (including without limitation Licensed Products) outside of the Territory, development of products other than Licensed Products including the Licensed Compound in the Field and in the Territory, subject to the provisions of Section 5.6 herein, shall be conducted by Biosearch and/or the Other Licensees, if any, outside the scope of this Agreement. In the event GENE desires to develop the Licensed Products for the treatment of [*] and any additional payment is required in order to obtain a license to patent rights from a Third Party for the treatment of such additional disease, GENE will contribute to the costs relating to such patent rights in an amount proportional to its involvement and interest as defined in good faith between the

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[*] Confidential Treatment has been requested for the marked portions.

Parties. However, in order to avoid the duplication of cost and effort, and to optimize the results of worldwide Development of Licensed Products, the Parties agree to exchange information regarding their respective activities related to the Development of Licensed Products as provided in this Agreement. In particular, the Parties intend to exchange information regarding the clinical and non-clinical testing of products including the Licensed Compound (including without limitation Licensed Products) for indications in the Field.

         2.2  Development of Licensed Products by GENE.

                  (a) GENE Commitment. GENE shall have the right to utilize all relevant non-clinical and clinical data received from Biosearch prior to the Effective Date and during the term of this Agreement pursuant to Sections 2.3 and 2.4 for the sole purposes of obtaining Regulatory Approval and Commercialization of Licensed Products in the Field and in the Territory. GENE hereby agrees, subject to the terms hereof, to conduct or have conducted, at its sole expense or at the expense of any Affiliate or sublicensee as permitted under this Agreement, subsequent to the Effectve Date all non-clinical and clinical Development necessary to obtain Regulatory Approvals for Licensed Products in the Field and in the Territory. GENE shall not have any obligation to develop Licensed Products for any particular indication but may, at its option, develop Licensed Products for any indication in the Field and shall, at all times during the term of this Agreement, undertake Development of Licensed Product for at least [*].

                  (b) Diligence and monitoring. GENE shall work [*], to develop Licensed Products in the Field and in the Territory. The main parameters for the evaluation of GENE’s diligence shall be the [*]. The progress of all Development activities and GENE’s diligence shall be monitored by the Joint Management Committee referred to in Section 2.4 below on a continuing basis, following a regular meeting schedule. Any matter that should involve an assessment of GENE’s lack of diligence in carrying out Development activities shall be examined by the Chief Executive Officers of Biosearch and GENE, with a view to finding the most appropriate solution without jeopardizing the progress of clinical trials in the agreed time frame. If such matter cannot be resolved within sixty (60) days, it shall be dealt with in accordance with the proceedures in Section 14.2(b).

                  (c) Delivery of Information. GENE will provide to Biosearch its Information regarding the Development of Licensed Products in the Field, as set forth in Section 2.4, for use in development and commercialization of products by Biosearch and, subject to Section 2.6, any Other Licensees outside of the Territory. Biosearch and, subject to Section 2.6, any Other Licensees shall be permitted to use and reference all such Information regarding Development of Licensed Products in (i) any Drug Approval Application filed outside the Territory and (ii) any Drug Approval Application filed within the Territory with respect to products other than Licensed Products that contain the Licensed Compound within the Field. Notwithstanding the foregoing, Biosearch agrees that it shall treat, and shall use its best endeavors to cause the Other Licensees to treat, all Information provided by GENE pursuant to this Section 2.2(c) as Confidential Information subject to the terms of Article 9.

                  (d) Regulatory Matters.

                         (i)  Compliance with Regulations. GENE shall conduct its efforts hereunder in compliance with all applicable regulatory requirements.

                         (ii) Drug Approval Applications. GENE shall, at its own expense, be responsible for preparing and filing Drug Approval Applications and seeking Regulatory Approvals for Licensed Products in the Field and in the Territory, including preparing all reports necessary for filing a Drug Approval Application for Licensed Products in the Territory. GENE shall be responsible for prosecuting all such Drug Approval Applications, and Biosearch and, subject to Section 2.6, any Other Licensees shall have the right of cross reference with respect thereto. In connection with all Drug Approval Applications being prosecuted by GENE hereunder, GENE agrees to provide Biosearch with a copy of all filings to regulatory agencies that it makes hereunder. GENE shall provide to Biosearch reports regarding the status of each pending and proposed Drug

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[*] Confidential Treatment has been requested for the marked portions.

Approval Application in the Territory within thirty (30) days after each June 30th and December 31st during the term of this Agreement, until such times as no Drug Approval Applications are pending or unless otherwise agreed between the parties. In the event that any regulatory agency threatens or initiates any action to remove a Licensed Product from the market in the Territory, GENE shall promptly notify Biosearch of such communication.

          (e) Human Use - GENE shall develop or commercialize Licensed Products or Licensed Compound in the Territory only for use in the Field.

     2.3  Development Obligations of Biosearch.

          (a) Access to Biosearch and Other Licensee Information.

               (i)   Biosearch will, as soon as possible after the Effective Date, provide GENE with copies of all regulatory filings and the results of all clinical and non-clinical testing of Licensed Products under the Control of or performed by Biosearch or IntraBiotics prior to the Effective Date, to the extent that Biosearch is not restricted from providing any such information that is owned or Controlled by IntraBiotics and to the extent that such filings or information has not already been provided to GENE and will take all steps necessary to allow GENE to use such filings or information.

               (ii)  During the term of this Agreement, Biosearch will provide to GENE all Information in its possession regarding Licensed Compounds in the Field (including Information it receives from any Other Licensees), as such Information becomes available, for use in GENE’s Development efforts. GENE shall be permitted to use and reference all Biosearch and any Other Licensee reports provided to GENE pursuant to this Agreement in any Drug Approval Application for Licensed Products in the Territory. Notwithstanding the foregoing, GENE agrees that it shall treat all Information provided by Biosearch or any Other Licensee pursuant to this Section 2.3 as Confidential Information, subject to the terms of Article 9.

               (iii) Following the transfer of development responsibilites from IntraBiotics to Biosearch, but prior to the Effective Date, Biosearch entered into a number of contractual relationships with previous employees of IntraBiotics, as well as previous contractors of clinical development services to IntraBiotics, including, but not limited to Contract Research Organizations, Third-Party manufacturers, investigative sites, microbiology and clinical laboratories. These relationships were established in order to continue the development of Licensed Products within the Territory. Biosearch shall provide copies of all contracts with these consultants and contractors to GENE within five (5) days after the Effective Date. GENE will promptly evaluate such contracts to determine, in its sole discretion, which of such contracts it desires to have transferred or assigned to it. Biosearch will thereafter use best efforts to work closely with GENE to transfer or assign those relationships selected by GENE to GENE in an orderly fashion as soon as possible after the Effective Date to permit a smooth transition. Prior to such transfer or assignment, Biosearch will continue to fulfill all of its obligations (including payment obligations) arising under these agreements; provided that, upon the transfer or assignment of any such agreement, GENE will reimburse Biosearch for that portion of all payments made under any such transfer or assigned agreement by Biosearch from the Effective Date to the date of such transfer or assignement that relate to work completed subsequent to the Effective Date.

          (b) Development and Regulatory Assistance. Biosearch shall (i) cooperate with GENE and applicable regulatory authorities in obtaining and maintaining Regulatory Approval for Biosearch’s maufacturing process(es) and/or facilities and any Third Party process(es) and/or facilities established by Biosearch for the manufacture of Bulk Licensed Compound and (ii) provide reasonable technical assistance to GENE for Development of Licensed Products

          (c) Supply of Clinical Materials. Biosearch shall use diligent efforts to supply, or cause to be supplied at its expense, amounts of Bulk Licensed Compound sufficient for GENE to obtain Regulatory Approval of Licensed Products in the Field and in the Territory as set forth in Article 7.

          (d) Manufacturing Process; Scale Up. The Parties acknowledge that it is Biosearch’s intention to establish, or howsoever have available through Third Parties, a manufacturing facility for Bulk Licensed Compound. It is agreed accordingly that Biosearch shall at all times manage the manufacturing processes of the Licensed Compound, and manufacture, or have manufactured, all of GENE’s requirements for preclinical, clinical and commercial quantities, subject to the provisions of Section 7. Biosearch shall use diligent efforts to scale up its manufacturing process for Bulk Licensed Compound, at Biosearch’s sole expense.

          (e) Human Use - Biosearch and any Other Licensees shall develop or commercialize Licensed Products or Licensed Compound only for use in the Field.

     2.4  Reports; Joint Management Committee; Project Leaders.

          (a) Reports. Each Party shall provide to the other Party reports summarizing such Party’s development and commercialization of products containing the Licensed Compound. Such reports will be provided by each Party within thirty (30) days after the end of each calendar quarter and shall summarize such Party’s efforts during the previous quarter.

          (b) Joint Management Committee. Each Party shall, within thirty (30) days after the Effective Date, appoint three (3) members from each Party to serve on the Joint Management Committee. Each Party may send one or more additional representatives to each such meeting. The role of the Joint Management Committee shall include, without limitation, the overview of the global development of the Licensed Compound, strategic decisions regarding, among other things, maximizing the value of the Licensed Products through seeking [*], protection of trade secrets and/or other means, and review of global clinical, regulatory, and commercial activities, and management of the relationship between the Parties. The Joint Management Committee shall meet at least twice per calendar year, alternating between Biosearch’s facilities in Gerenzano Italy and GENE’s facilities in Waltham, MA, USA, unless otherwise agreed between the parties. Each Party shall bear all costs incurred by its representatives with respect to their attendance of such meetings.

          (c) Project Leaders. Additionally, each Party shall, within thirty (30) days after the Effective Date, appoint a project leader to facilitate transfer of information regarding the Licensed Compound and Licensed Products to the other Party. The project leaders shall meet on a regular basis, at least quarterly. Each Party may send one or more additional representatives to each such meeting. Each Party shall bear all costs incurred by its project leader and other representative(s) with respect to their attendance of such meetings. The site of the project leader meetings shall alternate between Biosearch’s facilities in Gerenzano Italy and GENE’s facilities in Waltham, MA, USA, unless otherwise agreed between the parties.

     2.5  Adverse Event Reporting. Each Party agrees to report to the other, prior to or coincident to reporting to regulatory authorities, any serious adverse event which is reported to occur in connection with the use of a Licensed Product or the Licensed Compound. Each Party agrees to provide to the other copies of all reports that are made to regulatory authorities concerning material safety, efficacy or quality matters with respect to any Licensed Product or the Licensed Compound. Prior to the first Regulatory Approval for a product containing a Licensed Compound anywhere in the world, the Parties shall agree on a formal adverse event reporting protocol to conform with the respective regulatory obligations of GENE, Biosearch, and any Other Licensees throughout the world.

     2.6  Other Licensees.

          (a) Biosearch agrees to use its best endeavors in order to obtain from any Other Licensees permission for Biosearch to provide to GENE any information that, if such information were owned or Controlled by Biosearch, would be Information that Biosearch must provide to GENE pursuant to Section 2.3, and shall obtain rights to Other Licensee technology relating to Licensed Products as provided in Section 5.7. Biosearch will require the Other Licensees to provide to GENE, either directly or through Biosearch, all information owned or Controlled by such Other Licensee that, if such information were owned or Controlled by Biosearch, would be Information that Biosearch must provide to GENE pursuant to Section 2.3. Biosearch may provide any Information it receives from GENE pursuant to Section 2.5 to the Other Licensees, if any, and may grant to Other Licensees a sublicense under the license granted to Biosearch in Section 5.4 with respect to Information Biosearch receives from GENE pursuant to Section 2.5.

          (b) Biosearch shall not provide any Information it receives from GENE pursuant to this Article 2 (other than Information relating to adverse events provided by GENE pursuant to Section 2.5) to any Other Licensee unless and until such Other Licensee permits Biosearch to provide to GENE any and all information owned or Controlled by such Other Licensee that, if such information were owned or Controlled by Biosearch, would be Information that Biosearch must provide to GENE pursuant to Section 2.3. Biosearch may not grant to any Other Licensee a sublicense under the license granted to Biosearch in Section 5.4 with respect to Information disclosed to it by GENE pursuant to this Article 2 (other than Information relating to adverse events provided by GENE pursuant to Section 2.5) to any Other Licensee that does not allow Biosearch to provide to GENE information of such Other Licensee as provided in this Section 2.6, and any such Other Licensee shall not have a right of reference as provided in 2.2.

ARTICLE 3

EXCLUSIVITY

     3.1 Development of Licensed Compounds By Biosearch. The Parties recognize that the Licensed Compound may be useful for [*] in addition to oral forms. In this regard, the Parties agree as follows:

          (a) Biosearch, its Affiliates and other sublicensees shall not develop or commercialize the Licensed Compound in any [*] in the Territory for use in the Field during the term of this Agreement.

          (b) Biosearch, its Affiliates and other sublicensees may develop and commercialize the Licensed Compound in any formulation for any use in the Field outside of the Territory, and in any Excluded Formulation for any use in the Field and in the Territory during the term of this Agreement, subject to the provisions of Sections 3.2, 3.3 and 3.4.

     3.2 [*] formulation. It is agreed and understood between the Parties that in the event IntraBiotics does not commence clinical development activity with respect to at least [*] Ramoplanin product by March 31, 2002, then Biosearch shall notify GENE in writing and GENE shall have a [*] a license to Ramoplanin for use as a [*] formulation for infection (prevention or treatment), once the rights to such formulations will have finally reverted to Biosearch, pursuant to Section 5.6.

     3.3 [*] formulation. In the event that Biosearch develops a [*] formulation containing Licensed Compound, then Biosearch shall notify GENE in writing and GENE shall have a [*] a license to Ramoplanin for use as a [*] formulation for infection (prevention or treatment) in the Field, pursuant to Section 5.6.

     3.4 Follow-up products. In the event that Biosearch discovers, develops, licenses and/or acquires rights to any products for the same indications for which the formulations of the Licensed Compound may be developed (other than Excluded Formulations) (“Follow-up Products”), then Biosearch shall notify GENE in writing and GENE shall have a [*] a license to such products in the Territory, pursuant to Section 5.6.

ARTICLE 4

LICENSING FEE; MILESTONE PAYMENTS

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     4.1 Licensing Fee. As partial payment for the patent licenses granted by Biosearch pursuant to Article 5 of this Agreement, and the Development Obligations of Biosearch pursuant to Article 2.3, GENE shall pay to Biosearch, within ten (10) business days after the Effective Date, two million Dollars (U.S.$2,000,0000), cash by wire transfer (same value date).

     4.2 Milestone Payments. GENE or its sublicensee shall make the following milestone payments to Biosearch within ten (10) business days after the first achievement of each of the following milestones with respect to Licensed Products in the Field and in the Territory:

     (i)   [*] cash by wire transfer (same value date) when all of the following conditions are met:

                  1. Charter for the [*] has been approved by FDA.

                  2. Submission and acceptance by FDA of the [*].

                  3. [*] meeting at FDA has occurred and report submitted and accepted by FDA.

                  4. Completion by [*] of the [*] of the first [*] of

                  patients enrolled in the Ramoplanin Phase III Clinical Trial

                  (The “RAVE” Clinical Trial). The Parties agree that in the event [*] of the number originally envisaged to be enrolled in the RAVE clinical trial, as a result of the analysis, then this [*] will be deferred until the date of the U.S. NDA

                  filing.

     (ii)  Two million Dollars (U.S.$2,000,000) payable by the issuance of a

           Convertible Note in such original principal amount to Bioseach effective on the same date of the U.S. NDA filing with FDA.

     (iii) Five million Dollars (U.S.$5,000,000) payable by the issuance of a

           Convertible Note in such original principal amount to Biosearch on the same date the U.S. NDA is approved by FDA.

     Any grant by GENE of a sublicense to a Third Party as permitted in Section 5.5 shall not affect Biosearch’s right to receive milestone payments as provided in this Section 4.2. GENE shall remain responsible for the payments due to Biosearch pursuant to this Section 4.2 in the event it grants any such sublicense. The payment amounts are nonrefundable and noncreditable.

ARTICLE 5

LICENSES

     5.1 Patent Licenses to GENE. Biosearch hereby grants to GENE an exclusive (even as to Biosearch and subject to Section 6.3) license under the Biosearch Patents to make, have made, use, import, offer, sell, offer for sale and have sold Licensed Products in the Field and in the Territory. Such license shall additionally include the right to make or have made Bulk Licensed Compound in all instances hereunder, and to the extent that, GENE acquires the right to make or have made Bulk Licensed Compound hereunder. Such license shall be subject to the terms and conditions of this Agreement, including payment of the amounts set forth in Articles 4, 7 and 8 hereof

     5.2 Patent Licenses to Biosearch. GENE hereby grants to Biosearch an exclusive (even as to GENE), paid-up license under GENE Patents to make, have made, use, import, offer, sell, offer for sale and have sold (i) inside the Territory, products containing the Licensed Compound in any Excluded Formulation for any and all uses within the Field, and (ii) outside of the Territory, products containing the Licensed Compound (including without limitation Licensed Products) for any and all uses within the Field.

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     5.3 Know-How License to GENE. Subject to Article 9, Biosearch grants to GENE a paid-up, nonexclusive license to use Biosearch Know-how within the Territory for any purpose consistent with the rights and obligations contained in this Agreement.

     5.4 Know-How License to Biosearch. Subject to Article 9, GENE grants to Biosearch a paid-up, nonexclusive worldwide license to use GENE Know-how for any purpose consistent with the rights and obligations contained in this Agreement.

     5.5 Sublicensing. GENE may not, unless with the prior written consent of Biosearch which consent shall not be unreasonably withheld, grant sublicenses under this Article 5 to its Affiliates or to Third Party agents and representatives to conduct development and commercialization of Licensed Products until a first registration is obtained for a Licensed Product. Thereafter, sublicenses may be granted for commercial purposes only: GENE shall in any event give prior written notice to Biosearch of any intention to grant any such sublicense and shall be responsible to Biosearch for compliance by the sublicensee of GENE’s obligations hereunder.

     5.6 Right of Negotiation for [*] Formulations of the Licensed Compound and Follow-up Products. If Biosearch wishes to offer to any Third Party the opportunity to participate in the research, development and commercialization of (i) products including [*] formulation of the Licensed Compound for any indication in the Field and in the Territory, and/or (ii) Follow-up Products which are [*], but which are being developed for the same indications for which the formulations (other than Excluded Formulations) of the Licensed Compound may be developed, Biosearch shall, prior to the time it first makes any such offer to a Third Party, notify GENE of its intention to enter into such discussions. If GENE requests within the [*] period following its receipt of such notice to discuss with Biosearch the terms upon which GENE may research, develop and commercialize in the Territory the Licensed Compound in a [*] formulation or the Follow-up Products, (either solely or jointly with Biosearch), then the Parties shall meet and negotiate in good faith the potential terms of an agreement on such terms. If the Parties do not enter into such an agreement within [*] after GENE so requests to negotiate such opportunity with Biosearch, then Biosearch shall thereafter be free to offer such opportunity to a Third Party with respect to such [*] formulation of the Licensed Compound of Follow-up Products; provided, however, that Biosearch (i) must provide to GENE any information that Biosearch provides to any Third Party that materially differs from the information that Biosearch provided to GENE with respect thereto, in which case GENE may again exercise [*] under this Section 5.6. and (ii) shall not enter into any Agreement with any Third Party with respect to such [*] formulation or Follow-up Product on terms that are [*] during [*] referred to above. However, Biosearch shall not be obligated to negotiate or enter into any agreement, either with a Third Party or with GENE, with respect to the research, development and commercialization of any such products.

     5.7 Third Party Technology.

          (a) Biosearch represents to GENE that no Third Party technology is included in the Biosearch Patents or in the Biosearch Know-how as of the Effective Date.

          (b) Biosearch will assist GENE in obtaining access to, and licenses under, technology relating to Licensed Products that is owned or Controlled by any Other Licensee which is developing or commercializing products containing the Licensed Compound (including without limitation Licensed Products) outside of the Territory, or products containing the Licensed Compound (including without limitation Licensed Products) within the Territory, in each case solely to the extent such technology is necessary or useful for the Development or Commercialization of Licensed Products in the Field.

ARTICLE 6

COMMERCIALIZATION

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         6.1 General. The Commercialization of Licensed Products in the Field and in the Territory shall be conducted independently by GENE, its Affiliates, its Sublicensees and its Third Party agents and representatives.

         6.2 GENE Efforts. GENE will use diligent efforts to promote, sell and distribute the Licensed Products in the Territory after it obtains Regulatory Approval therefor, consistent with accepted business practices for products of equivalent commercial value and opportunity, and in any event shall commence efforts to promote Licensed Products within six (6) months after obtaining Regulatory Approval therefor, subject to Force Majeure or reasons beyond GENE’s reasonable control.

         6.3 Commercial. Within twenty (20) days prior to the beginning of each year starting from the the [*] following the [*] and until the [*] following [*], GENE shall provide an annual sale forecast for the following year. If GENE’s [*] should be below [*] in any year by [*] then GENE shall have an option of paying a [*] on the portion of sales [*] of the [*] to maintain its exclusive position. Should GENE elect not to [*], Biosearch shall have the right, but not the obligation, to [*], unless such [*] is due to Force Majeure conditions or reasons beyond GENE’s reasonable control. If the right is [*], then GENE shall be obligated to provide to [*] access to its [*] of [*] in the Territory and cooperate with Biosearch in order to enable the obtainment of the necessary [*] for [*]. Nothwithstanding the foregoing, in the event that the [*], Biosearch will continue to supply Bulk Licensed Compound as per Article 7.

         6.4 Formulation, Packaging and Labeling. GENE will be responsible for formulating Bulk Licensed Compound into final dosage form and packaging the Licensed Product for sale under this Agreement, including, without limitation, designing and producing all packaging materials and product inserts, all in forms consistent with the requirements of the regulatory authorities in the Territory.

         6.5 Expenses. All expenses incurred by GENE in connection with its obligations under this Article 6 will be borne solely by GENE. GENE will be responsible for appointing its own employees, agents and representatives, who will be compensated by GENE.

         6.6 Restrictions on Distributors and Dealers. Subject to mandatory provisions of applicable laws, Biosearch shall not, and shall also ensure that its distributors and dealers (including its Affiliates and non-Affiliates) to whom Biosearch sells for resale products containing the Licensed Compound (including without limitation Licensed Products) for resale do not, sell the Licensed Product or any product containing Licensed Compound for any use to any customer located in the Territory, other than such sales of or for Excluded Formulations of the Licensed Compound, or products containing the Licensed Compound, for use in the Field.

         6.7 Pricing. GENE shall determine, in its sole discretion, the pricing, discounting policy and other commercial terms relating to Licensed Products in the Field and in the Territory.

ARTICLE 7

MANUFACTURE AND SUPPLY; TRANSFER PRICE AND SUPPLY PRICE

         7.1 Manufacture and Supply of Bulk Licensed Compound by Biosearch. Subject to the terms and conditions of this Article 7, Biosearch will manufacture, or arrange for manufacture of, GENE’s requirements of Bulk Licensed Compounds for Development and Commercialization of Licensed Products in the Field and in the Territory (unless GENE elects or is permitted also to manufacture Bulk Licensed Compound as permitted under this Article 7), subject to the payment of a Transfer Price for preclinical and clinical supply pursuant to Section 7.9 and a Supply Price for commercial supply as provided in Section 8.2. GENE, at its sole expense, will be

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responsible for having the Bulk Licensed Compound that is manufactured by Biosearch pursuant to this Article 7 processed into the final form.

         7.2 Biosearch’s Inability to Supply. The Parties intend that Biosearch shall supply to GENE and GENE shall purchase from Biosearch one hundred percent (100%) of GENE’s requirements of Bulk Licensed Compound. Notwithstanding the foregoing, and in addition to the other provisions of this Agreement, GENE shall have manufacturing rights as follows:

                  (i)   Biosearch shall provide prompt notice to GENE if Biosearch anticipates that it will be unable to meet GENE’s forecasted requirements for Bulk Licensed Compound by [*] or more for a period exceeding [*]. In this event, or if Biosearch is actually unable to meet GENE’s forecasted requirements for Bulk Licensed Compound by [*] or more for a period exceeding [*], GENE shall have the right to produce or have produced through a Third Party its requirements of Bulk Licensed Compound for use in the Field and in the Territory and Biosearch shall license on a fully-paid basis and provide to GENE or such Third Party all existing biological material, including without limitation the most productive seed strains, and manufacturing know-how for such manufacture.

                  (ii)  If Biosearch intends, any time during the initial term of this agreement or any renewal period, to cease manufacturing the Bulk Licensed Compound, it shall provide GENE with [*] written notice. In this event GENE shall have the right to produce or have produced through a Third Party its requirements of Bulk Licensed Compound for use in the Field and in the Territory and Biosearch shall license on a fully-paid basis and provide to GENE or such Third Party all existing biological material, including without limitation the most productive seed strains, and manufacturing know-how for such manufacture.

                  (iii) Upon the occurence of the events described under clause (i) or (ii) above, Biosearch shall promptly, and shall cause its manufacturing contractors to, cooperate with GENE to transfer to GENE or its designee, and fully enable GENE or its designee with the then most current version of all biological materials, know-how, and expertise necessary to manufacture the Bulk Licensed Compound, including all production and quality control specifications. GENE may use such materials to manufacture Bulk Licensed Compounds only as provided in this Agreement. In regard to the foregoing, the Parties agree to cooperate to obtain all necessary assurances and cooperation from any of Biosearch’s Third Party contract manufacturers to enable GENE to manufacture Bulk Licensed Compound. If GENE elects to manufacture Bulk Licensed compounds, Biosearch shall promptly provide to GENE all process and manufacturing technology, material and data and provide access to regulatory filings sufficient to enable GENE to produce its requirements of such Bulk Licensed Compound. In addition, Biosearch shall provide a right of reference and access to appropriate regulatory filings for the manufacture of such Bulk Licensed Compound to GENE. In all such events, GENE shall not be released of its obligation to pay the Royalty provided for under Section 8.2(b) below. In addition to the foregoing, Biosearch shall, as soon as practicable upon GENE’s request, deliver to GENE, in accordance with Section 7.6 and Section 7.7, the Retained Amount of Bulk Licensed Compound retained by Biosearch pursuant to Section 7.11.

         7.3 Process Development, Manufacturing Approvals. Biosearch will use diligent efforts to develop a process for the manufacture of Bulk Licensed Compounds according to the Specifications therefor and to scale up that process to a scale sufficient to manufacture and supply GENE’s anticipated requirements for clinical and commercial supply of Licensed Products. Biosearch will use diligent efforts to make necessary filings to obtain, or to cause a Third Party manufacturer of Bulk Licensed Compounds to make necessary filings to obtain, Regulatory Approval for the manufacture of Bulk Licensed Compounds as part of the approval of a Drug Approval Application for each Licensed Product in the Field and in the Territory. Should Biosearch be unable to obtain Regulatory Approval for the manufacturing process and facility of Bulk Licensed Compound, then GENE shall have the right to contract with a Third Party for the Regulatory Approval of a manufacturing process and facility and manufacture and supply of its requirements of Bulk Licensed Compound under the terms and conditions of Section 7.2.

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         7.4 Specifications. The current specifications for Bulk Licensed Compound are attached to this Agreement as Exhibit II (as such specifications may be modified pursuant to this Section, the “Specifications”). Biosearch shall [*] during the term of this Agreement make changes to the Specifications for Bulk Licensed Compound without good reason and the prior approval of GENE. Biosearch may modify Specifications if regulatory authorities within the Territory recommend or require changes thereto, or if GENE submits a proposal for changing such Specifications. Notwithstanding the previous sentence, both Parties shall use their [*] to implement changes in the Specifications which are required by the regulatory authorities within the Territory unless both Parties agree to the contrary in writing. At the request of GENE, Biosearch shall arrange for GENE’s designated representatives to inspect and visit from time to time the facilities at which Bulk Licensed Compound is manufactured, stored or tested for the purpose of determining that the manufacture of Bulk Licensed Compound complies with the requirements of this Agreement. Such inspections shall occur during regular business hours upon reasonable notice.

         7.5 Forecasting. [*] days before the end of each [*] following the Effective Date, GENE will provide Biosearch with a firm order for Bulk Licensed Compound for the subsequent [*] together with a rolling forecast covering the [*] following the one for which the firm order was issued. The order for the first [*] following the Effective Date will be provided within [*] days of the Effective Date, and shall be subject to Biosearch’s acceptance, not to be unreasonably withheld. In no event shall Biosearch be required to deliver more Bulk Licensed Compound in any given [*] than the firm order that was submitted by GENE for such [*] in the last applicable forecast. Biosearch shall use commercially reasonable efforts to supply any additional quantities requested by GENE in excess of the amounts previously forecasted by GENE, it being recognized that substantial increases in production levels may require significant advance notice.

         7.6 Shipment of Bulk Licensed Compound. Biosearch shall deliver the Bulk Licensed Compound it manufactures for GENE pursuant to this Article 7 to location(s) designated by GENE by such method and carrier as GENE shall request. Unless otherwise agreed by the Parties, all shipments of Bulk Licensed Compound by Biosearch shall be ex-works Biosearch. Biosearch shall use best efforts to deliver Bulk Licensed Compound on the dates specified by GENE. Biosearch will bear all transportation expenses for the delivery of material to GENE, and shall bear all risk of loss of any material following shipment from the place of manufacture until delivered to GENE.

         7.7 Invoices. Biosearch will invoice GENE for each shipment of material supplied to GENE under this Article 7. GENE shall pay the relevant invoices within ninety (90) days after its receipt thereof.

         7.8 Acceptance. Prior to shipment of Bulk Licensed Compound, Biosearch will ship representative samples of each batch to be shipped to GENE. Upon receipt of such sample and upon receipt of a shipment of Bulk Licensed Compound, GENE may determine whether the sample and such shipment, respectively, meet the Specifications. GENE shall notify Biosearch in writing promptly if such sample or shipment of Bulk Licensed Compound, as applicable, manufactured by Biosearch fails to meet the Specifications, therefor. If Biosearch has not received such written notice within thirty (30) days after such material has been received by GENE, then such shall be deemed to have met the Specifications. Upon receipt of any such written notice of non-conformance, Biosearch shall either acknowledge that the subject Bulk Licensed Compound does not meet the Specifications, or resample the sample, lot or batch in question and have said samples tested by an independent laboratory of its choice, acceptable to GENE. If such independent laboratory determines that such samples fail to meet the Specifications or Biosearch acknowledges that Bulk Licensed Compound is non-conforming, then Biosearch shall at GENE’s option either replace the non-conforming Bulk Licensed Compound at no additional cost as soon as reasonably possible or refund any payments made by GENE for such non-conforming materials.

         7.9 Transfer Price for Clinical Supply and Validation Process. Prior to receipt of Regulatory Approval of the Licensed Product in the Territory, and subject to Biosearch’s obligation under Section 2.3(c) herein, GENE will purchase clinical supplies of Bulk Licensed Compound at a price (the “Transfer Price”) equal to [*] of Bulk Licensed Compound.

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         7.10 Manufacturing Reports. The reports that Biosearch shall provide pursuant to Section 2.4(a) shall include details of Biosearch’s efforts to scale up the manufacturing process for Bulk Licensed Compound at alternate sites pursuant to Section 2.3.

         7.11 Retention of Back-up Supply of Bulk Licensed Compound. To help protect against interruptions in supply of Bulk Licensed Compounds pursuant to this Article 7, Biosearch shall retain under appropriate conditions a supply of Bulk Licensed Compound at all times after the parties commence production of Licensed Products for commercial launch in an amount determined pursuant to this Section. GENE shall notify Biosearch at least ninety (90) days prior to commencement of commercial scale manufacture of Licensed Product of the amount of Bulk Licensed Compound that constitutes a sufficient supply for the purpose of this Section 7.11 (the “Retained Amount”). GENE may re-establish the Retained Amount from time to time as necessary or desirable in view of its good faith estimate of its requirements for Bulk Licensed Compounds during the remainder of the term of this Agreement.

         7.12 Discussions Regarding Long Term Supply Capacity. The parties acknowledge that GENE will gain knowledge regarding the potential market for Licensed Products in the Field and in the Territory as the development of Licensed Products progresses. Accordingly, it is possible that GENE’s full commercial requirements for Bulk Licensed Compounds either upon commercial launch of Licensed Products or thereafter may exceed the capacity at Biosearch’s manufacturing facility therefor. If at any time GENE’s good faith estimate of the market for Licensed Products indicates that Biosearch’s current manufacturing facility may not have sufficient capacity for manufacturing GENE’s requirements for Bulk Licensed Compound over the term of this Agreement, then GENE and Biosearch shall discuss in good faith acceptable mechanisms for any such actual or potential inability of Biosearch to supply GENE’ requirements, which may include without limitation for the establishment of a second manufacturing site by Biosearch. If the parties do not agree on such mechanisms for assuring sufficient supply of Bulk Licensed Compound and appropriate amendments to this Agreement implementing such mechanisms, then GENE may elect to establish a second manufacturing site.

ARTICLE 8

SUPPLY PRICE AND ROYALTY; PAYMENT PROCEDURES AND RECORDS

         8.1  Supply Obligation; Duration. During the term of this Agreement, GENE shall purchase all of its requirements for Bulk Licensed Compound from Biosearch, subject to Section 7. The price for commercial supply to GENE of all Bulk Licensed Compound manufactured by Biosearch shall be as provided in Section 8.2. Gene will be obligated to pay only for batches that meet all commercial and regulatory specifications and are accepted pursuant to Section 7.8.

         8.2  Supply Price and Royalty.

                  (a) In consideration of the manufacture of Bulk Licensed Compound and the grant of licenses hereunder, GENE will pay to Biosearch a supply price (the “Supply Price”) and a royalty (the “Royalty”) as described in the table set forth below. The Supply Price will be [*] of Bulk Licensed Compound. Except as otherwise set forth in this Section 8.2, the Royalty on GENE’s Net Sales will be equal to the [*] indicated in the table set forth below and the [*].

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                                                           Total Payment Due

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                                                                    Non-Exclusive;                  Non-Exclusive;

                           Exclusive                 TBP can be determined          TBP cannot be determined

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[*]              Greater of [*] of Net     Greater of [*] of Net Sales or   [*] of Net Sales, but not

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     from                   Sales or [*] per gram        [*] per gram of Bulk Licensed          more than [*] per gram

 Effective Date        of Bulk Licensed           Compound, but reduced to TBP if          of Bulk Licensed

                                    Compound                     TBP is less than [*] per gram               Compound

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       [*]          Greater of [*] of Net               Greater of [*] of Net Sale or          [*] of Net Sales, but not

                      Sales or [*] per gram              [*] per gram, but reduced              more than [*] per gram

        from             of Bulk Licensed               to TBP if TBP is less than [*]          of Bulk Licensed

     Effective               Compound                              per gram                               Compound

       Date

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As used above, the following terms shall have the following meanings:

         “Exclusive” shall mean all times that Third Party marketer(s) of Ramoplanin have not achieved, in the aggregate, sales equal to or greater than [*] of GENE’s sales.

         “Non-Exclusive” shall mean all times that Third Party marketer(s) of Ramoplanin have achieved, in the aggregate, sales equal to or greater than [*] of GENE’s sales.

         “TBP” shall mean the price for bulk Ramoplanin (defined as any product or intermediate from which aformulation of ramoplanin, other than an Excluded Formulation could be manufactured), as quoted by or sold by a Third Party manufacturer to distributor(s) and/or marketer(s) of Ramoplanin. TBP shall be considered determinable if either Party can determine such price to the reasonable satisfaction of the other Party.

         Notwithstanding the foregoing, the Parties agree to the desirability of maintaining a competitive price and competitive supply arrangements for Licensed Products in the face of increased competition. In the event that the adjustments to the total payments described in the table above are not able or are inadequate to meet GENE’s needs to modify GENE’s costs for Licensed Products as reasonably determined by GENE, the Parties hereby agree to negotiate in good faith to establish other mechanisms as may be deemed necessary to maintain competitiveness in the marketplace.

                  (b)   The Royalty payable by GENE hereunder shall be subject to adjustment as follows:

                           (i)  If, during the first [*] following the Effective Date, Biosearch ceases to supply Bulk Licensed Compound to GENE pursuant to Article 7, then, (x) if, at the time Biosearch ceases to supply Bulk Licensed Compound, GENE’s sale of Licensed Products is Exclusive, GENE shall pay Biosearch a Royalty equal to [*] and (y) if, at the time Biosearch ceases to supply Bulk Licensed Compound, GENE’s sale of Licensed Products is Non-Exclusive, no Royalty shall be due to Biosearch hereunder.

                           (ii) If, after [*] following the Effective Date, Biosearch ceases to supply Bulk Licensed Compound to GENE pursuant to Section 7.2, then no Royalty shall be due to Biosearch hereunder.

         8.3  Third Party Royalties.

                  (a) Any royalties due to Third Parties with respect to the manufacture, use, sale, offer for sale or import of Licensed Product in the Field and in the Territory shall be borne by Biosearch.

                  (b) Biosearch has agreed to pay IntraBiotics a royalty on Net Sales pursuant to the transfer of the rights for Ramoplanin. Nothwithstanding the provisions of Section 8.3(a), GENE has agreed to pay [*] of any royalty paid by Biosearch pursuant to the transfer of Ramoplanin from IntraBiotics up to a maximum of [*] of Net Sales. GENE’s obligation to pay its share of the IntraBiotics royalty will continue throughout the term of the contract for so long as such an obligation exists. GENE agrees to the principle of cooperating in obtaining a

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reduction of the royalty to be paid to IntraBiotics in concert with Biosearch, and subject to its express consent, sharing in possible costs to obtain such reduction.

         8.4 Sales by Sublicensees. If GENE grants a sublicense under the rights granted to it pursuant to Article 5, then such sublicense shall include an obligation for the sublicensee to account for and report its Net Sales of such Licensed Products on the same basis as if such sales were Net Sales by GENE, and GENE shall pay the Supply Price to Biosearch on such sales as if the Net Sales of the sublicensee were Net Sales of GENE.

         8.5 Promotional and Marketing Contributions; Validation Material.

                  (a) Biosearch will provide to GENE, free of charge and royalty free, promptly upon GENE’s request, up to [*] of activity [*] of Bulk Licensed Compound, in any event not less than [*] of activity [*] per year during the period from [*] pre-launch through [*] post launch to contribute to support GENE’s promotional and marketing efforts.

                  (b) Biosearch has an obligation to produce [*] of Bulk Licensed Compound for validation of the Biosearch manufacturing process and facility. GENE has agreed to accept a maximum of [*] of this material. GENE will accept [*] of this material as a credit toward its entitlement to free goods allowance described in Section 8.5(a). GENE will pay for [*] of the material at a price of [*]. Payment will be due one hundred twenty (120) days post launch a Licensed Product in the U.S. This material will be stored at Biosearch until Gene needs to “run” the finished product manufacturing campaign. GENE shall notify Biosearch when this material must be manufactured and the material must meet the Specifications. GENE shall use such material to validate its formulation and finishing process pursuant to 2.2(a). In the event that all of the material is not required for the validation of GENE’s formulation and finishing process and the remaining shelf life of the unused material does not allow for its formulation and finishing, then GENE shall not be obligated to pay for such unused material but shall return it to Biosearch. The material will be manufactured at the time indicated by GENE. In the event that the Licensed Product becomes non-exclusive in the territory, prior to the time at which Biosearch has fulfilled its obligations under this clause, the price to be paid for this material will be reduced to the TBP if the TBP is less than [*].

         8.6 Supply Price Payments, Royalty Payments and Sublicense Revenue Payments.

                  (a) Biosearch shall deliver Bulk Licensed Product and shall invoice GENE at the Supply Price. GENE shall notify Biosearch of its receipt thereof and pay such invoices within ninety (90) days after receipt of such Bulk Licensed Compound.

                  (b) GENE will deliver to Biosearch a report showing in detail its calculation of the Net Sales and quantities of any Licensed Products sold during a given [*] within thirty (30) days following the end of such [*] and sixty (60) days following the end of each calendar year for which Royalty or other royalty payments are due from GENE. GENE shall pay the Royalty or other royalty due on Net Sales or quantity of Licensed Product sold during the [*] covered by a given report under this Section 8.6(b) within thirty (30) days after GENE provides such report to Biosearch.

                  (c) GENE will deliver a report showing in detail its calculation of the Net Sales and quantities of any Licensed Products sold by GENE’s sublicensees during a given [*] to Biosearch within thirty (30) days following the end of each [*] and sixty (60) days following the end of each calendar year for which payments are due from GENE to Biosearch thereon. GENE shall pay the amounts due to Biosearch on Net Sales and quantities of Licensed Product sold by GENE’s sublicensees pursuant to Section 8.2 and 8.3 for a given [*] covered by such reports within thirty (30) days after GENE provides such report to Biosearch.

         8.7 Exchange Rate; Manner and Place of Payment. All amounts paid to Biosearch hereunder shall be paid in United States currency. Net Sales shall be accounted for on a [*] basis in U.S. Dollars for each month

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on the last banking day of such [*] . All payments due to Biosearch under this Agreement shall be made by wire transfer at a bank and to an account designated by Biosearch, unless otherwise specified by Biosearch.

         8.8  Late Payments. In the event that any payment due hereunder is not made when due, interest shall accrue on the late payment from the due date of such payment at the [*] as then quoted in the Wall Street Journal. The payment of such interest shall not limit any Party from exercising any other rights it may have as a consequence of the lateness of the payment.

         8.9  Record Keeping. During the term of this Agreement, GENE shall keep full and accurate books and records setting forth, for the Licensed Product on which payments are due, including gross sales, all deductions allowed in arriving at Net Sales and any other information necessary and in sufficient detail to allow the calculation of payments to be paid by GENE. During the term of this Agreement and for a period of [*] thereafter, GENE shall permit Biosearch, at Biosearch’s expense, by independent certified public accountants employed by Biosearch and reasonably acceptable to GENE, to examine relevant books and records at any reasonable time, not more often than once each calendar year, within [*] of any such payment. If it is determined that there was an underpayment due Biosearch of [*] or more, without prejudice to any other rights Biosearch may have, GENE shall promptly pay to Biosearch the balance of the amounts due and shall also reimburse Biosearch for the cost of such verification examination.

         8.10 Tax and Withholdings. Any withholding taxes levied by tax authorities in the Territory on the payments hereunder, to the extent due by Biosearch and not transferable upon GENE, shall be borne by Biosearch and deducted by GENE from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of Biosearch. In such event, GENE shall deliver to Biosearch evidence of the payment of such taxes. GENE agrees to cooperate with Biosearch in the event Biosearch claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force.

ARTICLE 9

CONFIDENTIALITY

         9.1  Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement, or any provisions of this Agreement that are the subject of an effective order of the Securities Exchange Commission granting confidential treatment pursuant to the Securities Act of 1934, as amended (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

              (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

              (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

              (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

              (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

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        9.2 Authorized Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 9, Confidential Information to any Third Party for the purpose of carrying out activities authorized under this Agreement, including disclosures to authorized sublicensees, and subject to Sections 2.5 and 2.6 disclosures by Biosearch for purposes of the development and commercialization of products other than Licensed Products anywhere in the world outside of the Field, and of Licensed Products either outside of the Field and within the Territory, or within the Field and outside of the Territory. Nothing in this Article 9 shall restrict any Party from using for any purpose any Information developed by it during the course of the collaboration hereunder. Biosearch acknowledges that if GENE files a required Securities Exchange Commission filing or registration statement covering the sale of its securities in the United States, it will be required to file a copy of this Agreement with its public disclosure statement. GENE agrees to seek confidential treatment of at least the economic terms of this Agreement with respect to any such filing.

        9.3  Publications. Except as required by law, each Party agrees that it shall not publish or present Information relating to the Licensed Compound or to products containing the Licensed Compound without providing to the other Party the opportunity for prior review of such publication or presentation. The Party desiring to publish or present such Information (the “Proposing Party”) shall provide to the other Party the opportunity to review such proposed publication or presentation (including information to be presented verbally) as early as reasonably practical, but not later than twenty (20) days prior to the anticipated date of submission or disclosure to a Third Party. The Party reviewing such publication or presentation shall respond to the Proposing Party with comments thereon within ten (10) days of receiving such materials from the Proposing Party. The Proposing Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party consents, which agreement shall not be unreasonably withheld.

        This Article 9 shall survive termination or expiration of this Agreement for a period of five (5) years thereafter.

ARTICLE 10

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

        10.1 Ownership. Each Party shall solely own, and it alone shall have the right to apply for, Patents within and outside of the Territory for any inventions made solely by that Party’s employees or consultants in the course of performing work under this Agreement. Inventions made jointly by personnel of Biosearch and GENE shall be jointly owned by the Parties (“Joint Patents”), subject to the licenses granted to GENE pursuant to Article 5.

        10.2 Disclosure of Patentable Inventions. Each Party shall provide to the other any patent application disclosing an invention or jointly conceived invention relating to Licensed Products within the Field arising during the term of this Agreement reasonably in advance of the intended date for submission of any patent application to a governmental patent authority.

        10.3 Patent Filings.

              (a) Biosearch Responsibilities. Biosearch shall prepare, file, prosecute and maintain Patents to cover inventions relating to the discovery, evaluation, manufacture, use or sale of Licensed Products that are made solely by Biosearch personnel (all of which shall be included in the Biosearch Patents) or that are made jointly by personnel of Biosearch and GENE in the course of the collaboration (“Joint Patents”, all of which shall be included in both the Biosearch Patents and GENE Patents). Biosearch shall keep GENE informed of the status of each such Biosearch Patent and Joint Patent and shall give reasonable consideration to any suggestions or recommendations of GENE concerning the preparation, filing, prosecution and maintenance thereof. The Parties shall cooperate reasonably in the prosecution of all Biosearch Patents and Joint Patents under this Section 10.3(a) and shall share all material Information relating thereto promptly after receipt of such Information. If, during the term of this Agreement, Biosearch intends to allow any issued Biosearch Patent or Joint Patent to which GENE has a license under this Agreement to expire for failure to make maintenance fee payments, Biosearch shall notify GENE of such intention at least sixty (60) days prior to the date upon which such issued Biosearch Patent or Joint Patent shall expire, and GENE shall thereupon have the right, but not the obligation, to assume responsibility for the maintenance thereof

              (b) GENE Responsibilities. GENE shall file, prosecute and maintain Patents to cover inventions relating to the discovery, evaluation, manufacture, use or sale of Licensed Products that are made solely by GENE personnel (all of which shall be included in GENE Patents). GENE shall keep Biosearch informed of the status of each GENE Patent and shall give reasonable consideration to any suggestions or recommendations of Biosearch concerning the preparation, filing, prosecution and maintenance thereof. The Parties shall cooperate reasonably in the prosecution of all GENE Patents under this Section 10.3(b) and shall share all material Information relating thereto promptly after receipt of such Information. If, during the term of this Agreement, GENE intends to allow any issued GENE Patent to which Biosearch has a license under this Agreement to expire for failure to make maintenance fee payments, GENE shall notify Biosearch of such intention at least sixty (60) days prior to the date upon which such GENE Patent shall expire, and Biosearch shall thereupon have the right, but not the obligation, to assume responsibility for the maintenance thereof.

         10.4 Third Party Patent Rights. No Party makes any warranty with respect to the validity, perfection or dominance of any Patent or other proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the manufacture or sale of the Licensed Product. Each Party agrees to bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement.

         10.5 Enforcement Rights.

              (a) Infringement by Third Parties. If any Biosearch Patent or GENE Patent is infringed by a Third Party in the Territory in connection with the manufacture, import, use, sale or offer for sale of a product competitive with a Licensed Product (“Competitive Product Infringement”), the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. GENE shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to such infringement of a Biosearch Patent or Joint Patent within the Field and within the Territory, or of a GENE Patent anywhere in the world both within and outside of the Field, by counsel of its own choice. Biosearch shall have the right to participate in such action and to be represented by counsel of its own choice. Biosearch shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of Biosearch Patents or Joint Patent occurring within the Territory that is outside of the Field, or occurring anywhere else in the world both within and outside of the Field, by counsel of its own choice. Solely within the Territory with respect to Biosearch Patents other than Joint Patents and anywhere in the World with respect to Joint Patents, GENE shall have the right to participate in such action brought by Biosearch pursuant to the foregoing sentence and to be represented by counsel of its own choice therein. If the Party primarily responsible for bringing suit under this Section 10.5(a) (the “Responsible Party”) fails to bring an action or proceeding within a period of ninety (90) days after having knowledge of that infringement, then, solely with respect to infringement occurring inside the Field and inside the Territory with respect to infringement of patents, the other Party shall have the right to bring and control any such action by counsel of its own choice, and the Responsible Party shall have the right to participate in such action and be represented by counsel of its own choice. If a Responsible Party brings any such action or proceeding hereunder, the other Party agrees to be joined as a party plaintiff and to give the Responsible Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party bringing suit under this Section (including the internal costs and expenses specifically attributable to said suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties. Any remaining damages shall be split in accordance with each Party’s interest therein. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.5(a) may be entered into without the joint consent of Biosearch and GENE.

              (b) Defense and SettIement of Third Party Claims against Licensed Products. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, import, use, sale or offer for sale of any Licensed Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. Defense of any such claim in the Field and in the Territory shall be controlled by GENE; provided that Biosearch shall have the right to participate in such defense and to be represented in any such action by counsel of its selection at its sole discretion. GENE shall also have the right to control settlement of such claim with respect to a Licensed Product in the Field and in the Territory; provided, however, that no settlement shall be entered into without the written consent of Biosearch, which consent shall not be withheld unreasonably.

              (c) Allocation of Expenses Incurred Pursuant to Section 10.5(b). The expenses of patent defense, settlement and judgments pursuant to Section 10.5(b) with respect to the Licensed Products shall be borne solely by GENE, except as provided in Section 10.5(d).

              (d) Settlement of Third Party Claims for Infringement; Payment of Third Party Royalties. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use, sale, offer for sale or import of any Licensed Product, and as a result of settlement procedures or litigation under this Section 10.5, GENE is required to pay the Third Party a royalty or make any payment of any kind for the right to sell a Licensed Product in a particular country, such expense shall be borne by Biosearch as set forth in Section 8.3.

              (e) Agreement of Primarily Responsible Party. Notwithstanding the provisions of Section 10.5(a), neither Party shall file and prosecute an action for infringement of a Patent for which the other Party has the primary responsibility to file and prosecute such action, and pursuant to which that other Party having primary responsibility has commenced and is prosecuting at least one such action for infringement of said Patent, without the agreement of that other Party, which agreement shall not be unreasonably withheld.

         10.6 Patent Marking. GENE shall mark Licensed Products with appropriate patent numbers or indicia as necessary to maintain the enforceability of Biosearch Patents, Joint Patents and GENE Patents.

         10.7 Trademarks and Trade Names.

              (a) Product Trademarks and Trade Names. The Parties agree to the principle and desirability of identifying and registering with the appropriate trademark authorities global trademark(s) (“Global Trademarks”) and global trade name(s) (“Global Trade Names”) for Licensed Products and Bulk Licensed Compound. Such Global Trademarks and Global Trade Names for Licensed Products and Licensed Compound shall at all times be the exclusive property of Biosearch. Subject to the following paragraph, Biosearch and GENE shall jointly select, prosecute applications for, register, maintain and enforce the Global Trademarks and Global Trade Names for Licensed Products in the Territory, at Biosearch’s expense. All uses of trademarks or trade names to identify a Licensed Product shall comply with all applicable laws and regulations, including without limitation those laws and regulations particularly applying to the proper use and designation of trademarks and trade names.

       Should it be determined by GENE that a Global Trademark or Global Trade Name is unavailable or becomes the subject of an opposition in the Territory, or should the Parties be unable to reach agreement on such Global Trademark or Global Trade Name, GENE shall have the right to select, prosecute applications for, register, maintain and enforce trademarks and trade names for Licensed Products in the Territory (“Territory Trademarks” and “Territory Trade Names”, respectively) at its own expense. Such Territory Trademarks and Territory Trade Names shall at all times be the exclusive property of GENE.

       Notwithstanding the foregoing, without limitation all branding, logos, indicia and trade dress, shall be developed by GENE in its sole discretion for use in the Territory, whether for use with a Territory Trademark or Territory Trade Name. Such branding, logos, indicia and trade dress, without limitation, shall be the exclusive property of GENE and may be licensed to Biosearch, at Biosearch’s request, for the exclusive use with Licensed Products outside the Territory on a royalty-free basis.

              (b) Infringement. Each Party shall notify the other Party promptly upon learning of any actual, alleged or threatened infringement of the trademark for Licensed Product in the Field and in the Territory or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods or like offenses. The parties shall confer regarding the appropriate steps necessary or useful to protect, enforce and maintain such trademark. GENE shall make the final decision of whether and how to defend the trademark.

              (c) License. Biosearch hereby grants to GENE a fully paid license to use all Global Trademarks and Global Trade Names and any other Trademarks and Trade Names owned or Controlled by Biosearch under which Biosearch sells and markets products containing the Bulk Licensed Compound solely in connection with GENE’s Development and Commercialization of Licensed Products in the Field and in the Territory pursuant to this Agreement. GENE may sublicense any rights under the Biosearch Global Trademarks and/or Global Trade Names persuant to Section 5.5 of this Agreement. GENE hereby grants to Biosearch a fully paid license to use any Territory Trademarks and Territory Trade Names solely in connection with Biosearch’s Development and Commercialization of products containing Bulk Licensed Compound in the Field outside of the Territory. Biosearch may not sublicense any right under the Territory Trademark or Territory Trade Name with out the prior written consent of GENE.

       10.8 Trade Secrets. The parties each acknowledge that Biosearch maintains certain technology useful for the manufacture of the Bulk Licensed Compound as a trade secret and that accordingly Biosearch has chosen not to seek patent protection on such technology. Biosearch hereby agrees that it shall use all commercially reasonable efforts to maintain such technology as a trade secret (unless and until Biosearch files a patent application claiming such technology), including without limitation (i) disclosing such technology to third parties only under an obligation of confidentiality and non-use with respect thereto comparable in scope to the confidentiality and non-use obligations set forth in Article 9 with respect to Confidential Information, (ii) not disclosing any trade secrets in any public presentation or publication and (iii) employing other mechanisms typically used in the pharmaceutical industry to protect trade secrets of similar nature.

ARTICLE 11

TERM AND TERMINATION

       11.1 Term. Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall expire ten (10) years after first commercial sale of a Licensed Product by GENE in the Field and in the Territory. In the event that at any time during the term of this Agreement, Biosearch is merged into or acquired by a Third Party or sells to a Third Party all or substantially all of the assets to which this Agreement relates, GENE shall have an option, exercisable at any time prior to the expiration of the term, to extend the agreement for an additional five (5) years up to a total of fifteen (15) years under the same terms and conditions stated herein, and at no additional economic terms. Except as provided under Section 8.5, the terms and conditions of this Agreement will automatically renew for subsequent periods of two (2) years at the end of the initial ten year term, subject to either party’s right not to renew, to be communicated in writing to the other party with at least one (1) year advance notice; provided that Biosearch’s right to not renew the term of this Agreement shall, in any event, be subject to Biosearch’s obligation to provide a minimum of two (2) years notice to GENE if Biosearch should choose not to supply Bulk Licensed Compound, pursuant to Section 7.2(ii). In this event, Biosearch will supply GENE the manufacturing know-how and the most productive seed strain to enable GENE to produce or have produced the Bulk Licensed Compound. Upon termination of this Agreement pursuant to this Section 11.1, GENE’s license under Article 5 shall continue in full force and effect and GENE may thereafter continue to sell Licensed Products in the Field and in the Territory on a royalty free basis.

       11.2 Termination for Cause. Either Party may terminate this Agreement upon sixty (60) days written notice upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within the sixty (60) day period following written notice of termination by the other Party.

       11.3 Other Termination.

              (a) By GENE. GENE shall have the right to terminate this Agreement upon ninety (90) days prior written notice to Biosearch if the prospects for achieving Regulatory Approval for a Licensed Product or commercially feasible Development or Commercialization of a Licensed Product appear in GENE’s reasonable judgment not to justify further support of the Licensed Product.

              (b) By Biosearch. If the NDA for the US has not been filed by GENE by [*], unless due to force majeure conditions or reasons beyond GENE’s reasonable control (with the agreement that this date and clause shall at all times be kept confidential), Biosearch shall have the right to terminate this Agreement, and will have the right to acquire or have returned, in any event at no cost, all rights, authorizations, approvals, materials and information concerning Ramoplanin developed by or licensed to GENE.

       11.4 Effect of Termination.

              (a) Upon termination of this Agreement by Biosearch for GENE’s material breach pursuant to Sections 11.2, or by GENE pursuant to Section 11.3, all rights and licenses granted to GENE with respect to the Licensed Product under Article 5 shall terminate. Furthermore, GENE shall pay all sums accrued hereunder which are then due (except as expressly otherwise provided in this Agreement), shall promptly assign to Biosearch all right, title and interest in and to any regulatory filings in the Territory pertaining to Licensed Products and shall deliver to Biosearch any GENE Information necessary to obtain the Regulatory Approval of Licensed Products in the Territory which has not been obtained as of the date of termination. If this Agreement is terminated by Biosearch pursuant to Section 11.2 or 11.3(b), or by GENE pursuant to Section 11.3(a), GENE shall return to Biosearch, or at Biosearch’s request destroy, all Biosearch Information and any other Confidential Information relating to the Licensed Compound or Licensed Products, and any Bulk Licensed Compound supplied by Biosearch for clinical development or commercial distribution. Additionally, if Biosearch terminates this Agreement pursuant to Section 11.2 or GENE terminates this Agreement pursuant to Section 11.3, the license granted in Section 5.2 shall automatically become, without any further action by GENE, an exclusive, worldwide, royalty-free license under the GENE Patents to make, have made, use, import, offer, sell, offer for sale and have sold the Licensed Compound and pharmaceutical products containing the Licensed Compound (including without limitation Licensed Products) for any and all uses.

-------------

[*] Confidential Treatment has been requested for the marked portions.

              (b) Upon termination of this Agreement by GENE for Biosearch’s material breach pursuant to Section 11.2, all licenses granted to GENE shall survive. If Biosearch is supplying Licensed Bulk Compound at the time of any termination by GENE of this Agreement for Biosearch’s material breach, Biosearch shall continue to provide for supply of Bulk Licensed Compound to the extent provided prior to notice of such termination until such time as GENE is able to secure an equivalent alternative commercial supply source for the Territory, as requested by GENE; and Biosearch shall take the actions described in and be obligated under Section 7.2(iii); provided, however, that GENE shall pay to Biosearch its Cost of Goods Sold for such Bulk Licensed Compound. Any additional payments for such supply shall be negotiated between the Parties at such time of termination.

        11.5  Accrued Rights, Surviving Obligations. Termination of this Agreement shall not affect any accrued rights and remedies of either Party. Additionally, the terms of Articles 7 (solely to the extent required to effect the intent of Section 11.4, if applicable), 8 (solely to the extent required to effect the intent of Section 11.4, if applicable), 9, 12, 13 and 14, as well as Sections 10.2 through 10.8, 11.4, 11.5, of this Agreement shall survive any termination or expiration of this Agreement.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

        12.1  Mutual Representations and Warranties. Each Party hereby represents and warrants:

              (a) Corporate Power. Such Party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions, hereof.

              (b) Due Authorization. Such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

              (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Such Party has not, and during the term of the Agreement will not, grant any right to any Third Party with respect to its Patents or Know-how that would conflict with the rights granted to the other Party hereunder.

        12.2  Representations by Biosearch Regarding Manufacture of Bulk Licensed Compounds. Biosearch hereby warrants that the Bulk Licensed Compound supplied hereunder will:

              (a) comply with the Specifications then in effect for Bulk Licensed Compound;

              (b) be manufactured, stored and shipped in compliance with all applicable regional, federal, state and local laws and governmental regulations, including without limitation the applicable current Good Manufacturing Practices regulations;

              (e) when shipped, will not be adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act and the regulations promulgated thereunder; and

              (d) be manufactured in accordance with all applicable laws and governmental rules and regulations.

              (e) be manufactured in a manner that does not involve any infringement or unauthorized use of any intellectual property rights of any Third Party.

       12.3 Other Representations by Biosearch. Biosearch further represents and warrants to GENE that:

              (a) to the best of Biosearch’s knowledge on the Effective Date, there are no interferences or oppositions pending before any court or administrative office or agency relating the Biosearch Patents;

              (b) Biosearch has provided to GENE access to all clinical records which describe all adverse event reports relating to Licensed Products; and

              (c) Biosearch owns all right, title and interest in and to IND No. 56341 and all subsequent filings thereunder, and Biosearch owns or controls all rights necessary to grant the rights Biosearch purports to grant to GENE pursuant to this Agreement; and

              (d) as of the Effective Date, Biosearch has not received any notices of infringement or any written communications relating in any way to a possible infringement with respect to the Licensed Compound or Licensed Products in the Field, and is not aware that the practice of the Biosearch Patents and Biosearch Know-how as contemplated by this Agreement will involve any infringement or unauthorized use of any intellectual property nights of any Third Party.

              (e) Biosearch has concluded an agreement with IntraBiotics (the IntraBiotics Agreement) under which it is obligated to pay a royalty on sales of Licensed Products in the Territory.

              (f) Biosearch has on-hand or will supply within sixty (60) days of the Effective Date, such clinical supplies as are necessary to complete Development of Licensed Product within the Territory.

              (g) Biosearch will be responsible in full for all costs of Development prior to the Effective Date. Biosearch warrants that it has entered into contractual relationships with previous employees of IntraBiotics, as well as previous contractors of clinical development services to IntraBiotics, including, but not limited to Contract Research Organizations, Third-Party manufacturers, investigative sites, microbiology and clinical laboratories, in order to continue the development of Licensed Products within the Territory. Biosearch shall provide copies of all contracts with these consultants and contractors to GENE, prior to the Effective Date and will make best efforts to work closely with GENE to transfer or assign these relationships to GENE in an orderly fashion to permit a smooth transition in accordance with Section 2.3(a)(iii).

       12.4 Disclaimer of Warranties. The Parties understand that the activities to be undertaken pursuant to this Agreement will involve technologies and products that have not been approved by any regulatory authority and that neither Party guarantees the safety or usefulness of the Licensed Products. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13

INDEMNIFICATION

       13.1 Indemnification by Biosearch. Biosearch hereby agrees to indemnify, hold harmless and defend GENE against any and all expenses, costs of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts GENE becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims result from (i) Biosearch’s negligence, (ii) Biosearch’s breach or alleged breach of any representation or warranty by Biosearch or of any other provision of this Agreement; (iii) any claims of breach of the IntraBiotics Agreement which may be brought against GENE; (iv) any claims from third parties, consultants, employees and contractors concerning Development activities prior to the Effective Date, whether conducted on behalf of Biosearch, IntraBiotics or any other Third Party; or the possession, manufacture, use, handling, storage, sale or other disposition of Bulk Licensed Compound or of products containing the Licensed Compound by Biosearch, its agents or licensees or sublicensees (other than GENE), except to the extent such claim or claims arise from the negligence, recklessness or willful misconduct of GENE or any breach of any representation or warranty of GENE made pursuant to Section 12; provided that GENE provides Biosearch with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of GENE) and settle any such claim. Any liability of Biosearch shall in no event extend to consequential damages.

       13.2 Indemnification by GENE. GENE hereby agrees to indemnify, hold harmless and defend Biosearch against any and all expenses, costs of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Biosearch becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims arise out of (i) GENE’s negligence, recklessness or willful misconduct, (ii) GENE’s breach or alleged breach of any representation or warranty by GENE or of any other provision of this Agreement, (iii) the possession, final manufacture, use, sale or administration of Licensed Products by GENE or GENE’s Affiliates, licensees or sublicensees, except to the extent such claim or claims arise from the negligence, recklessness or willful misconduct of Biosearch or any breach of any representation or warranty of Biosearch made pursuant to Section 12; provided that Biosearch provides GENE with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of Biosearch) or settle any such claim, and provided further that such indemnities shall not apply to losses resulting from Biosearch matters covered under Section 13.1 above.

       13.3 Mechanics. In the event that the parties cannot agree as to the application of Sections 13.1 and 13.2 above to any particular loss or claim, the parties may conduct separate defenses of such claim. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 13.1 and 13.2 above upon resolution of the underlying claim, notwithstanding the provisions of Sections 13.1 and 13.2 above requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

ARTICLE 14

MISCELLANEOUS

       14.1 Assignment.

              (a) Either Party may assign any of its rights or obligations under this Agreement to any Affiliates; provided, however, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement, and further provided that if a proposed assignment would have an adverse financial impact upon the other Party (e.g., by reason of changed tax treatment of payments due under this Agreement), such assignment shall be subject to the other Party’s prior written consent.

              (b) This Agreement shall survive any such merger or reorganization of either Party with or into another party and no consent for such merger or reorganization shall be required hereunder; provided, that in the event of such merger or reorganization, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder.

              (c) Except as set forth in subsections (a) and (b), this agreement may not be assigned by either Party without the prior consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

       14.2 Dispute Resolution.

              (a) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Articie 14 if and when a dispute arises under this Agreement.

       Unless otherwise specifically recited in this Agreement, disputes among the Parties will be resolved by reference first to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

       For GENE:                     Chief Executive Officer

       For Biosearch:                Chairman of the Board / Managing Director

       In the event the designated executive officers are not able to resolve such dispute, either Party may at anytime after the fourteen (14) day period seek to resolve the dispute through the means provided in Section 14.2(b).

              (b) Any claim or controversy arising out of or related to this Agreement or any breach hereof that is not resolved by the designated officers as provided in this Agreement shall be resolved solely and exclusively by final and binding arbitration (i) if started by Biosearch, in Boston, MA, USA by a panel of three arbitrators appointed and acting according to the then existing rules of the JAMS/Endispute; and (ii) if started by GENE, in Milan, Italy, by a panel of three arbitrators appointed and acting according to the International Rules then in force of the National and International Arbitration Chamber of Milan. The arbitrator(s) selected shall have significant experience in the biotechnology or pharmaceutical industry, and shall apply the rules of law. Any arbitration proceeding conducted pursuant to this Section 14.2(b) shall be conducted in the English language. Any award made by such arbitrator(s) shall be final and binding upon the parties and a judgment of a court having jurisdiction may be entered on such award. Notwithstanding the foregoing, disputes regarding the validity, scope or enforceability of patents shall be submitted to a court of competent jurisdiction in the country where such patent has issued.

       14.3 Force Majeure. Save as provided in Section 4.2 above, neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the fallure is occasioned by government action, war, fire, explosion, flood, strike, lockout, earthquake, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such Force Majeure.

       14.4 Compliance with Law. Each Party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any applicable federal, state or other governmental authority.

       14.5 Export Law Compliance. GENE understands and recognizes that the Licensed Product and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations related to the export of chemical compounds and medical devices.

       14.6 Governing Law. This Agreement shall be governed by and construed according to the laws of New York, NY, USA.

       14.7 Entire Agreement. This Agreement, including all Exhibits attached hereto, and all documents delivered concurrently herewith, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. No subsequent alteration, amendment, change or addition to this Agreement, shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

       14.8 Relationship of the Parties. Nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.

       14.9 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof.

If to Biosearch,
addressed to:	BIOSEARCH ITALIA S.p.A.
Via Lepetit, 34
21040 Gerenzano, ltaly
	Attention:	Chairman of the Board
	Telephone:	+39.02.96474.341
	Telecopy:	+39.02.96474.400

If to GENE,
addressed to:	GENOME THERAPEUTICS CORPORATION
100 Beaver Street
Waltham, MA 02453-8443, USA
	Attention:	Chief Executive Officer
	Telephone:	+1.781.398.2300
	Telecopy:	+1.781.398.8277

       14.10 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

       14.11 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

       14.12 Official Language. The official text of this Agreement and any appendices, exhibits and schedules hereto, or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

       14.13 Headings. The Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.

       14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

GENOME THERAPEUTICS CORPORATION		BIOSEARCH ITALIA, S.P.A.

By:	/s/ Steven M. Rauscher	By:	/s/ Claudio Quarta
Title:	CEO	Title:	CEO

EXHIBIT I

CONVERTIBLE NOTE

        THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

        AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY

        NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION

        OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY SUCH APPLICABLE STATE

        LAWS.

        GENOME THERAPEUTICS CORP.

        CONVERTIBLE NOTE DUE [INSERT DATE 60 MONTHS AFTER DATE OF ISSUE]

$[Amount]	[Date of Issue]

FOR VALUE RECEIVED, the undersigned Genome Therapeutics Corp., a Massachusetts corporation (the “Company”), hereby promises to pay to Biosearch Italia, S.p.A., or registered assigns, at the address specified in Section 14.9 of the License and Supply Agreement (as defined below), or at such other place as the Holder of this Note shall from time to time have designated to the Company in writing, on [insert date 60 months after Date of Issue] (the “Stated Maturity Date”), [AMOUNT IN WORDS ($[Amount in numbers]) (the “Principal Amount”), with interest as provided in Section 1 hereof.

1. INTEREST. This Note shall accrue daily interest from the date hereof, computed on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed, on the principal amount from time to time unpaid at a rate per annum equal to five percent (5%) (the “Applicable Rate”), said interest being payable in arrears on the last business day of the calendar month in which this Note was issued in each year (each such day, and the day that is the Stated Maturity Date, being a “Payment Date”), commencing on [insert date that is the last business day of the month in which the Note is issued, one year following the date of issue], and at the stated or any accelerated maturity hereof. All interest shall be payable in cash in the lawful money of the United States.

2.   PAYMENT PROVISIONS. The Company covenants that so long as this Note is outstanding:

        2.1. Payment at Maturity of Note. On the Stated Maturity Date, and on any accelerated maturity of the Notes, the Company will pay the entire principal amount of this Note then outstanding, together with all accrued and unpaid interest thereon.

        2.2. Prepayments. Except as provided in Section 4.2 hereof, the Company may not prepay all or any part of the principal amount of the Notes.

3.      CONVERSION OF NOTE.

        3.1. Conversion by Holder. Subject to Section 3.4, the Holder of this Note may at any time convert the principal amount of this Note then outstanding into a number of shares of Common Stock equal to (x) the aggregate amount of principal of this Note divided by (y) the Conversion Price (as hereinafter defined). As used herein, the “Conversion Price” shall initially be $15.00, shall be adjusted and readjusted from time to time as provided in this Section 3 and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by Section 3 of this Note. Such conversion shall be effected by surrender of this Note to the Company at its office specified in Section 14.9 of the License and Supply Agreement, accompanied by a Conversion Notice in substantially the form attached to this Note (or a reasonable facsimile thereof) executed by such Holder, and such Holder shall thereupon be entitled to receive the number of shares of Common Stock specified in the first sentence of this Section 3.1 or the shares or other interests specified in Section 3.4 below. The conversion of this Note shall be deemed to have been effected immediately prior to the close of business on the business day on which this Note shall have been surrendered to the Company as provided in the immediately preceding sentence, and at such time the Holder shall be deemed to have become the holder of record of such shares of Common Stock. As soon as practicable after conversion of the Note, and in any event within five business days thereafter, the Company at its expense will cause to be issued in the name of and delivered to the Holder of this Note a certificate for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock to which such Holder shall be entitled upon such conversion.

3.2. Automatic Conversion. In the event that the Common Stock trades at or in excess of a price per share of $30.00 for a period of not less than twenty consecutive Trading Days, this Note shall automatically be converted, without any action on the part of the Holder or the Company, into a number of shares of Common Stock equal to (x) the aggregate amount of principal of this Note then outstanding divided by (y) the Conversion Price then in effect. If, pursuant to Section 3.4 below, this Note becomes convertible into other shares or other interests, this Note shall automatically be converted into such shares or other interests if the quotient obtained by dividing the aggregate fair market value of such shares or other interests (as determined in good faith by the Company (or its successor)), by the number of shares of Common Stock into which this Note was convertible immediately before the Subsequent Event (as defined below) equals or exceeds $30.00 for a period of not less than twenty consecutive Trading Days.

3.3. Adjustments of Conversion Price for Subdivisions, Stock Dividends, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be increased by way of stock issued as a dividend for no consideration or subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such increase or subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

3.4. Subsequent Events. In the event of any recapitalization, consolidation, merger or bankruptcy or declaration of insolvency of the Company or its successor (each, a “Subsequent Event”), this Note shall thereafter be convertible into the right to receive such shares or other interests (including, without limitation, cash) as the Holder would have been entitled if this Note had been converted immediately prior to such Subsequent Event.

3.5. No Impairment. The Company will not, by amendment of its charter or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder of this Note.

3.6. Reservation of Shares. So long as any portion of this Note shall remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized capital stock, for the purpose of issuance upon conversion of this Note, the full number of shares of Common Stock then issuable upon conversion of this Note. If the Company’s Common Stock shall be listed on any national stock exchange, the Company at its expense shall include in its listing application all of the shares of Common Stock reserved for issuance upon conversion of this Note (subject to issuance or notice of issuance to the exchange) and will similarly procure the listing of any further Common Stock reserved for issuance upon conversion of this Note at any subsequent time as a result of adjustments in outstanding Common Stock or otherwise.

3.7. Validity of Shares. The Company will from time to time take all such action as may be reasonably required to assure that all shares of Common Stock which may be issued upon conversion of this Note will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof; and, without limiting the generality of the foregoing, the Company agrees that it will from time to time take all such action as may be reasonably required to assure that the par value per share, if any, of the Common Stock is at all times equal to or less than the lowest quotient obtained by dividing the then current principal amount of this Note by the number of shares of Common Stock into which this Note can, from time to time, be converted.

3.8. Representations of the Holder. The Holder represents and warrants to the Company that the Holder is acquiring this Note and the shares of Common Stock issuable upon conversion of this Note for the Holder’s own account for investment only and not with a view to distribution or resale of the Note or shares of Common Stock issuable upon conversion of this Note. The Holder represents that it is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Act”). The Holder understands that this Note and the shares of Common Stock issuable upon conversion of this Note are being issued to the Holder pursuant to an exemption from the registration requirements of the Act and, accordingly, must be held indefinitely by the Holder unless later transferred in transactions that are either registered under the Act or exempt from registration. The Holder also understands that the shares of Common Stock issuable upon conversion of this Note will bear a legend similar to the legend set forth at the top of this Note.

4.       EVENTS OF DEFAULT.

         4.1.  Events of Default. Each of the following events is herein referred to as an “Event of Default”:

         4.1.1. Breach of Covenant. The Company shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by it under this Note and such failure shall not be rectified or cured within 30 days after actual knowledge of such failure by an executive officer of the Company.

         4.1.2. Bankruptcy, etc. The Company shall:

       (a) commence a voluntary case under Title 11 of the United States Code as from time to time in effect, or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

       (b) have filed against it a petition commencing an involuntary case under such Title 11, which petition is not dismissed within 30 days after such filing;

       (c) seek relief as a debtor under any applicable law, other than such

       Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

       (d) have entered against it any order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of,

       or appointing a receiver or other custodian for, all or a substantial part of its property; or

       (e) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property.

       4.2. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Holder may accelerate the maturity of this Note upon notice to the Company (and upon the occurrence of an Event of Default under Section 4.1.3 above, such maturity shall be automatically accelerated) and may exercise any remedies at law or in equity.

       4.3. Annulment of Defaults. An Event of Default shall not be deemed to be in existence or to have occurred for any purpose of this Note until the expiration of all grace periods under this note or if the Holder shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction. No waiver or statement of satisfactory cure pursuant to this Section 4.3 shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any of the Holder’s rights upon the occurrence thereof.

       4.4. Waivers. The Company hereby waives to the extent not prohibited by applicable law which cannot be waived (a) all presentments, demands for performance, notice of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of the Holder in the enforcement of its rights under this Note, (c) except to the extent required by other provisions of this Note, any and all notices of every kind and description which may be required to be given by any statute or rule of law, and (d) any defense of any kind (other than indefeasible payment) which it may now or hereafter have with respect to its liability under this Note.

        4.5. Course of Dealing. No course of dealing between the Company and its affiliates on the one hand, and the Holder, on the other hand, shall operate as a waiver of any of the Holder’s rights under this Note. No delay or omission in exercising any right under this Note shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any other occasion. No waiver or statement of satisfactory cure or consent shall be binding upon the Holder unless it is in writing and signed by the Holder.

5.  DEFINITIONS. As used in this Note, the following terms have the meanings set forth below:

        5.1  “Common Stock” means the Company’s Common Stock, $.10 par value per share, any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

        5.2. “Company” has the meaning set forth in the first paragraph of this Note, such term to include any entity which shall succeed to or assume the obligations of the Company hereunder.

        5.3  “Holder” means each holder from time to time of this Note.

5.4. “License and Supply Agreement” means the License and Supply Agreement dated as of September, 2001 by and between the Company and Biosearch Italia, S.p.A., as the same may be amended, restated, extended, renewed or otherwise modified from time to time.

        5.5  “Trading Day” means a day on which trades may be effected through the Nasdaq National Market or any successor thereto.

6. MISCELLANEOUS. This Note shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. This Note shall be binding on the Company and its successors and assigns. The parties hereto, including the undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence, without notice.

GENOME THERAPEUTICS CORP.

By:_____________________________

Title:

FORM OF CONVERSION NOTICE

To Genome Therapeutics Corp.,

The undersigned registered holder of the within Note hereby irrevocably converts the unpaid principal- amount of this Note, and requests that the certificates for such shares be issued in the name of, and delivered to, whose address is

Dated:

                   (Signature must conform in all respects to name of holder as specified on the face of Note)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT II

Bulk Licensed Compound Specifications (forse sono da rivedere)

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* Confidential Treatment has been requested for the marked portions.